Exhibit 11. Statement Re Computation of Per Share Earnings

     (In 000's, except per share data)
                                                      Quarters ended March 31,
                                                        1998           1997

     Basic earnings per share:
     Net earnings                                    $ 2,966        $ 1,074
      Deduct dividends on preference stock               627            630

      Net earnings applicable to common stock        $ 2,339        $   444

     Shares:
      Weighted average number of common
       shares outstanding                             14,708         14,769

     Basic earnings per share                        $  0.16        $  0.03

     Diluted earnings per share:
     Net earnings applicable to common stock         $ 2,339        $   444

     Shares:
      Weighted average number of common
       shares outstanding                             14,708         14,769
      Dilutive effect of outstanding
       options and rights (as determined
       by the application of the treasury
       stock method at the average market
       price for the period)                              41            111

      Weighted average number of shares
      outstanding, as adjusted                        14,749         14,880

     Diluted earnings per share                      $  0.16        $  0.03



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